As filed with the Securities and Exchange Commission on May 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RMR MORTGAGE TRUST

(Exact name of registrant as specified in its charter)

Maryland	20-4649929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Newton Place

255 Washington Street, Suite 300
Newton, MA 02458-1634
(Address of principal executive offices) (zip code)

RMR Mortgage Trust

2021 Equity Compensation Plan

(Full title of the plan)

G. Douglas Lanois

Chief Financial Officer and Treasurer

RMR Mortgage Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458-1634

(Name and address of agent for service)

(617) 332-9530

(Telephone number, including area code, of agent for service)

Copy to:

Faiz Ahmad Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square 920 North King Street Wilmington, DE 19801 (302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares of Beneficial Interest, $0.001 par value	500,000	$12.01	$6,005,000	$655.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover, in addition to the number of shares stated above, an indeterminate number of additional common shares of beneficial interest, $0.001 par value per share (“Common Shares”), of RMR Mortgage Trust (the “Registrant”), that may become issuable under the RMR Mortgage Trust 2021 Equity Compensation Plan (the “Plan”), by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected which results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)	This amount is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per Common Share as reported on The Nasdaq Stock Market LLC on May 24, 2021.

(3)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .0001091 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this registration statement on Form S-8, or this Registration Statement, or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

RMR Mortgage Trust, or the Company or the Registrant, hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	The Company’s Annual Report on Form N-CSR for the fiscal year ended December 31, 2020, filed on February 25, 2021;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 7, 2021;

(c)	The Company’s Current Reports on Form 8-K filed on January 6, 2021, February 22, 2021 and March 24, 2021 and April 27, 2021; and

(d)	The description of the Company’s Common Shares set forth in Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 24, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law applicable to statutory trusts, or the Maryland Statutory Trust Act, provides that the governing instrument of a statutory trust may include a provision expanding or limiting the liability of its trustees and officers to the statutory trust or its beneficial owners, provided that the governing instrument may not limit the liability of its trustees and officers to any extent greater than that permitted by the Maryland General Corporation Law, or MGCL, for Maryland corporations. The Company’s declaration of trust contains a provision eliminating the liability of the Company’s trustees and officers to the maximum extent permitted by the Maryland law.

The Maryland Statutory Trust Act also provides that, except as provided in its governing instrument, a statutory trust formed under Maryland law shall have the power to: (1) indemnify and hold harmless, and to obligate itself to indemnify and hold harmless, any trustee, officer, employee, agent or beneficial owner from and against any and all claims and demands whatsoever; and (2) pay or reimburse in advance of final disposition of a proceeding, as defined in §2-418 of Maryland Statutory Trust Act, expenses incurred in connection with the proceeding.

The Maryland Statutory Trust Act also permits a Maryland statutory trust, except as provided in the governing instrument of the statutory trust, to indemnify its trustees to the same extent permitted by the MGCL for directors of Maryland corporations.  The MGCL permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities.  However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director in a suit by the corporation or in its right in which the director was adjudged liable to the corporation or in a suit in which the director, whether or not involving action in their official capacity, was adjudged liable on the basis that a personal benefit was improperly received.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.  The MGCL permits reasonable expenses incurred by a director who is a party to a proceeding to be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of the following:

•	a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Company’s declaration of trust provides that, to the maximum extent permitted by Maryland law, the Company may indemnify a trustee or officer (including persons who serve at the Company’s request as directors, officers or trustees of another organization in which the Company has any interest as a shareholder, creditor or otherwise) (a “Covered Person”) against all liabilities and expenses, including, without limitation, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Company. Expenses, including counsel fees incurred by any such Covered Person, may be paid from time to time by the Company in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Company if it is ultimately determined that indemnification of such expenses is not authorized under the Company’s declaration of trust.

The Company has also entered into indemnification agreements with its Trustees and officers providing for procedures for indemnification by the Company to the maximum extent permitted by Maryland law and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from their service to the Company.  The Company may also maintain directors’ and officers’ liability insurance for its Trustees and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Common Share Certificate. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.)

4.2	Amended and Restated Agreement and Declaration of Trust of the Company, effective January 5, 2021. (Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 6, 2021.)

4.3	Amended and Restated Bylaws of RMR Mortgage Trust, adopted March 23, 2021. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of RSM US LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney. (Included on signature page herein.)

99.1	RMR Mortgage Trust 2021 Equity Compensation Plan. (Incorporated by reference to Annex A to the Company’s definitive Proxy Statement for the Company’s 2021 Annual Meeting of Shareholders filed with the Commission on March 24, 2021.)

Item 9.	Undertakings.

(a)              The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on May 27, 2021.

RMR MORTGAGE TRUST

By:	/s/ G. Douglas Lanois
G. Douglas Lanois
Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Lorenzini and G. Douglas Lanois, and each of them, his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date:	May 27, 2021	by:	/s/ Thomas J. Lorenzini
Thomas J. Lorenzini, President (Principal Executive Officer)

Date:	May 27, 2021	by:	/s/ G. Douglas Lanois
G. Douglas Lanois, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Date:	May 27, 2021	by:	/s/ Barbara D. Gilmore
Barbara D. Gilmore, Independent Trustee

Date:	May 27, 2021	by:	/s/ John L. Harrington
John L. Harrington, Independent Trustee

Date:	May 27, 2021	by:	/s/ Matthew P. Jordan
Matthew P. Jordan, Managing Trustee

Date:	May 27, 2021	by:	/s/ Adam D. Portnoy
Adam D. Portnoy, Managing Trustee

Date:	May 27, 2021	by:	/s/ Jeffrey P. Somers
Jeffrey P. Somers, Independent Trustee

EXHIBIT INDEX

RMR Mortgage Trust

Exhibit Number	Description

4.1	Form of Common Share Certificate. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.)

4.2	Amended and Restated Agreement and Declaration of Trust of the Company, effective January 5, 2021. (Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 6, 2021.)

4.3	Amended and Restated Bylaws of RMR Mortgage Trust, adopted March 23, 2021. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of RSM US LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Contained in the opinion filed as Exhibit 5.1 to this Registration Statement.)

24.1	Power of Attorney. (Included on signature page herein.)

99.1	RMR Mortgage Trust 2021 Equity Compensation Plan. (Incorporated by reference to Annex A to the Company’s definitive Proxy Statement for the Company’s 2021 Annual Meeting of Shareholders filed with the Commission on March 24, 2021.)